Exhibit 99.1

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JP Morgan Annual High Yield Conference 2006

Miami	February 7, 2006

This presentation has been prepared by the management of J.B. POINDEXTER & CO., INC. and is based on or derived from information generally available to the public. No representation is made that it is accurate and complete. This presentation was made on the date hereof and J.B. POINDEXTER & CO., INC. does not assume any obligation to advise you of any material developments or to update the presentation to reflect such developments. This presentation has been prepared solely for information purposes and is not a solicitation or an offer to buy or sell any security or instrument.

Leading market positions across key transportation-related business segments

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Company overview ($ millions)

J.B. POINDEXTER & CO., INC.

	2005		2004

YTD Sales(1):	$665-670	vs.	$584

YTD EBITDA(1):	$35-36	vs	$40

Morgan			Morgan Olson			Truck Accessories Group			Specialty Manufacturing Division
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Sales(1): $337-347	vs.	$315	Sales(1): $57-62	vs.	$71	Sales(1): $147-152	vs.	$12-13	Sales(1): $92-96	vs.	$64

EBITDA(1): $22-23	vs	$22	EBITDA(1): $(1)-(2)	vs	$3	EBITDA(1): $135	vs	$13	EBITDA(1): $5-6	vs	$5

• #1 manufacturer of class 5-7 truck bodies with an estimated 38% market share			• #2 manufacturer of step-vans with an estimated 30% market share			• #1 manufacturer of caps and tonneau covers for pickup trucks with an estimated 37% market share			• Specialty Vehicle Group: • Federal Coach • Eagle Coach • MIC Group • EFP Corporation

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(1)     2005 results reflect previously issued guidance, consolidated EBITDA includes parent company expenses of approximately $5.0 and $3.7 for 2005 and 2004, respectively

A rapidly evolving business

J.B. Poindexter & Co., Inc. is rapidly evolving in response to today’s changing and highly competitive business environment. We are undertaking a series of far reaching business initiatives designed to improve and sustain our competitiveness and profitability:

•       We have in place a strong and effective management team recently augmented by the addition of a president and chief operating officer of the parent, a new president of Morgan, a new president of Morgan Olson and a new president of the Federal Coach and Eagle Coach companies now known as the Specialty Vehicle Group. These executives are supported by vice president and director level management teams that have seen a nearly 50% upgrade in the last two years.

•       We are investing in productivity and efficiency improvements at all of our operations.

•       We are investing $6.5 million over three years in an Enterprise Resource Planning System that will provide a common information platform to all our operations and allow  better product configuration capabilities, B2B capabilities, improved inventory control, increased purchasing leverage, better warranty tracking and customer service and cost reduction opportunities in financial and administrative functions.

•       We will continue to make selective acquisitions to compliment our existing businesses. The acquisition criteria that we impose include a history of profitable operations, a reasonable price and continuing management.

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What happened in 2005

Driven by growth in our businesses, we completed a refinancing in early 2004 and finished the year with record sales and profitability. 2005 built on 2004 through the first three quarters. However, the fourth quarter reflected the culmination of a series of negative and unexpected events that, in retrospect, had been developing during previous quarters:

• 34% decline in unit shipments, mainly fleet units, combined with management errors at Morgan Olson.	$4.1	MM

• Increase in fuel, utility and delivery costs at Truck Accessories Group not recouped from delivery surcharges.	$2.5	MM

• Highly attractive, year end, fleet order in 2004 that was not repeated in 2005 at Morgan together with warranty expense incurred in 2005 for this order.	$1.4	MM

• Additional corporate costs including the addition of a President, V.P. Quality, V.P. Procurement and a Chief Information Officer.	$1.4	MM

• Decline in consumer rental business at Morgan from an exceptionally high level in 2004.	$1.2	MM

• Increase in raw material and utility costs that could not be recovered through pricing at the plastics based packaging products operation.	$1.1	MM

• Write down in the carrying value and related moving costs of a TAG plant and costs related to the start up of a new SMD plant in Mexico.	$0.8	MM

Corrective actions and 2006 outlook

•                  Record backlog going in to 2006 in excess of the $127MM at December 31, 2004.

•                  Rebound in orders from UPS and other customers at Morgan Olson. UPS has increased its fleet order for 2006 to 1,856 units from 1,074 in 2005 with up to an additional 1,390 units to be confirmed in February.

•                  New presidents at JBPCO, Morgan, Morgan Olson and Specialty Vehicle Group that, combined with a wide ranging recruitment effort at the middle manager level, amounts to a revolution in management capability.

•                  A $3MM investment, in 2006 alone, in productivity and efficiency improvements at certain facilities.

•                  A $6.5MM investment over 3 years in information technology systems including an Enterprise Resource Planning (ERP) system.

•                  The Truck Accessories plant consolidation has reduced costs by $1MM per year and further plant consolidations are probable, given existing market conditions, that will eliminate excess capacity during 2006.

•                  The  acquisition of Eagle Coach, with its industry leading sales and marketing team, enhances the marketing capabilities of SVG and gives it approximately 50% of the funeral coach market. SVG will provide $67MM of sales and $4MM of EBITDA in 2006.

•                  Price increase at Truck Accessories Group, Morgan, and Specialty Manufacturing Division will recoup the additional fuel, material and utility costs.

Morgan 2005 performance highlights

•                  Sales increased approximately 10% on a 5% decline in shipments. EBITDA increased approximately 4%.

•                  A highly attractive fleet order was not repeated in 2005 resulting in a reduction in operating income of $1.4MM.

•                  Poor plant performance at Georgia, California, Florida and Arizona resulted in lost fleet sales to Ryder and Penske in these markets. Lost opportunities estimated to be $15MM in sales over the summer season and $1.2MM of EBIT.

•                  Recruited a new President, V.P. Manufacturing, and added director level positions for IT, marketing and purchasing.

•                  Replaced every plant manager over the prior 1.5 years.

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Morgan 2006 outlook

•                  Morgan’s backlog is currently $120MM compared to $102MM at December 31 2004.

•                  The truck body market appears steady in advance of 2007 emissions standards change.

•                  Morgan is re-focused on customer needs with standardized quality control procedures across all plants.

•                  Morgan announced a price increase in the first quarter of 2006 of 3%.

•                  Customers include:

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Morgan Olson 2005 performance highlights

•                  Morgan Olson’s sales decreased approximately 15% on a 34% unit decline in shipments of step vans. EBITDA decreased approximately $4.0M for 2005 compared to 2004. Approximately $3MM of the decrease in EBITDA was in the fourth quarter.

•                  UPS, Morgan Olson’s largest customer, reduced its fleet buy by 42% in 2005 compared to 2004.

•                  Manufacturing headcount was reduced by 121 in December. A slow response to the decline in production volume accounted for approximately $0.5MM of the fourth quarter decrease in EBITDA.

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Morgan Olson 2006 outlook

•                  Morgan Olson’s backlog of $9.8MM has increased from $6MM at December 1, 2005.

•                  UPS has increased its fleet order for 2006 to 1,856 units from 1,200 in 2005 with an additional 1,390 units to be confirmed in February.

•                  Recruited the V.P. of Sales from its major competitor and is realizing the benefit of an improved sales force recruited in part from its competitor. New customers include Fedex Home with a 243 unit order.

•                  Morgan Olson has a new President and the previously planned integration of administrative functions into Morgan has been reversed to provide greater oversight and better management.

•                  Emphasis on improved manufacturing procedures to reduce costs.

•                  The new ERP system will be implemented in 2006 in order to replace a 20 year old information system.

Truck Accessories Group 2005 performance highlights

•                  Sales, excluding Pace Edwards, increased approximately 10% on a 0.6% decline in shipments for 2005, however, sales decreased 12% during the fourth quarter. Pick up truck sales in the first nine months of 2005 increased 10%, however, sales in the fourth quarter declined 9%.

•                  Truck Accessories’ dominant market position has put pressure on its competitors with its major competitor, ARE, closing a West Coast plant and putting other competitors under financial stress.

•                  Delivery and utility costs increased $2.5MM during 2005 that was partially mitigated by a fuel surcharge of $10 per unit implemented in the fourth quarter.

•                  The two Raider plants in Canada were consolidated resulting in a $0.4MM write down in the carrying value of one of the plants that was expensed in the third quarter.

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Truck Accessories 2006 outlook

•                  Pick up truck sales in 2006 are projected to be the same as 2005.

•                  The consolidation of the Raider plants is expected to reduce costs by $1MM per year.

•                  A price increase of approximately 3.5% has been announced in January.

•                  Product upgrades during 2005 will improve Truck Accessories competitiveness in 2006.

•                  Delivery fleets in overlapping markets are being consolidated to reduce costs.

•                  Further consolidation of plants will be possible through improved manufacturing productivity.

•                  Capital investment in mold production will increase the speed with which Truck Accessories will produce new products and put further pressure on competitors.

•                  Pace Edwards provides a new product in the tonneau market and has increased Truck Accessories market share from an estimated 32% to 38%.

•                  An export market in Europe has been opened up with modest shipments to the UK in 2006.

U.S. & Canadian pickup truck sales for 2000-2006

Units shown in 000’s

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Specialty Manufacturing Division 2005 performance highlights

Specialty Vehicle Group

•                  The acquisition of Federal Coach in June of 2005 added sales of $22.6MM and EBITDA of $0.2MM in the second half of 2005. Profitability has been reduced in the short term by approximately $0.6MM as a result of a delay in the change over to a new Cadillac chassis by the manufacturer and temporary product mix changes.

MIC Group (Machining Services)

•                  Sales to energy related customers increased 29% to $28.6MM in 2005 compared to 2004.

EFP (Plastics based packaging products)

•                  EFP incurred increased raw material costs of $1.4MM that were partially offset by price increases that amounted to $0.7MM and additional utility costs of $0.4MM that could not be recovered.

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Specialty Manufacturing Division 2006 outlook

•                  Specialty Manufacturing’s backlog at December 31 was $33MM compared to $12MM last year. Federal Coach added $9MM.

•                  Eagle Coach was recently acquired giving the Specialty Vehicle Group approximately 50% of the funeral coach market. Eagle will add $20MM of sales and $1.5MM of EBITDA. Eagle will award approximately $4MM of business to Federal Coach that was previously out-sourced and has a very strong product offering and sale force.

•                  MIC Group has eliminated low margin contracts without material price protection and as a result expects to realize a profit of $0.3MM at its Milwaukee plant compared to a loss of $0.1MM in 2005.

•                  MIC Group has set up low cost machining operations in Mexico that will provide additional capacity.

•                  EFP increased prices by approximately 2%. The company expects to recover approximately 600K over the next year.

Consolidated Financial Overview

Revenue and EBITDA Overview– Fiscal Years 2001-2005

Consolidated revenue ($ millions)

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Consolidated EBITDA ($ millions)

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(1)         Preliminary 2005 results per guidance on the Dec 28,2005 press release

Free cash flow and liquidity

For the years ended December 31, ($millions)	2004	2005

EBITDA	$40.7	$35-36
Capital expenditures, net	(13.2)	(15.9)
Interest expense, net	(14.7)	(16.9)
Cash income taxes	(0.7)	(0.5)
Changes in net working capital	(12.3)	(1.7)
Free cash flow	$(0.4)	$0-$1

Revolving credit availability3	$28.0	$28.0
Gross availability based eligible collateral	$65.0	$60.0
Cash	$24.4	$50.0

•                  $50 million revolver facility currently limited to $30.0 million

Cash Outflow Overview

Cash Outflow for the years ended ($ millions):

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(1)           Projected